Exhibit 99.1

                                               THE CHARLES SCHWAB CORPORATION




News Release



Contact:

Greg Gable
Charles Schwab
Phone: 415-636-5847


SCHWAB NAMES WILLIAM F. ALDINGER TO BOARD OF DIRECTORS

SAN FRANCISCO, August 1, 2005-The Charles Schwab Corporation today announced the appointment of William F. Aldinger to its board of directors. The addition expands the board to 11 members.


Chairman and CEO Charles R. Schwab said, "We are delighted and honored to have Mr. Aldinger join our board of directors. His extensive knowledge and experience in the financial services industry further expands the breadth of our outstanding board, and we look forward to a long and rewarding relationship."


Until April of this year when he retired, Mr. Aldinger was the chairman and chief executive officer of HSBC North America Holdings Inc. and of HSBC Finance Corporation and Chairman of HSBC Bank USA, N.A. Prior to that Mr. Aldinger was chairman and chief executive officer of Household International. Household International was acquired by HSBC Holdings plc in March 2003. Prior to Household International, Mr. Aldinger was vice chairman, Wells Fargo Bank, with responsibility for the private banking, consumer credit and retail banking groups. Before joining Wells Fargo, Mr. Aldinger was with Citibank, New York (1975-1986) and US Trust Company, New York (1969-1975).

About Charles Schwab

The Charles Schwab Corporation (NYSE / Nasdaq: SCH), through its operating subsidiaries, provides securities brokerage and financial services to individual investors and the independent investment advisors who work with them. With over 7 million individual investor accounts and more than $1 trillion in client assets, The Charles Schwab Corporation is one of the nation's largest financial services firms. Schwab provides a complete range of securities brokerage services and products, including an extensive marketplace of mutual funds; financial planning and investment advice; retirement plans; banking products and services; and referrals to a select group of independent fee-based investment advisors. Schwab is also the leading provider of custodial, operational and trading support for independent fee-based investment advisors. The corporation's operating subsidiaries include: Charles Schwab & Co., Inc. (member SIPC), U.S. Trust Corporation (member FDIC), CyberTrader(R), Inc. (member SIPC), and Charles Schwab Bank (member FDIC). These companies' Web sites can be reached at www.schwab.com, www.ustrust.com, www.cybertrader.com, and www.schwabbank.com, respectively.


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